Exhibit 10.2

ALDER BIOPHARMACEUTICALS, INC.

EXECUTIVE SEVERANCE BENEFIT PLAN

1.

INTRODUCTION. This Alder BioPharmaceuticals, Inc. Executive Severance Benefit Plan (the “Plan”) amends and restates the Alder BioPharmaceuticals, Inc. Executive Severance Benefit Plan as previously amended and restated effective December 15, 2016 (such earlier version, the “Prior Plan”). This amendment and restatement is effective October 18, 2019 (the “Restatement Effective Date”). The effectiveness of this amendment and restatement for employees at the level of Executive Vice President and above who are United States taxpayers shall be conditioned upon the execution by such executive of an Acceptance Agreement and Amended and Restated Proprietary Information and Inventions Agreement with the Company in the form attached hereto as Exhibit A (and in the absence of such executed agreement, the Prior Plan shall continue to apply to such executive). The purpose of the Plan is to provide for the payment of severance benefits to certain eligible executive employees of Alder BioPharmaceuticals, Inc. (the “Company”) or any Affiliate (as defined below) in the event that such persons become subject to involuntary or constructive employment terminations. This Plan document also is the Summary Plan Description for the Plan.

2.	DEFINITIONS. For purposes of the Plan, the following terms are defined as follows:

(a)	“Accrued Amounts” means any unpaid annual base salary accrued through the date of a Participant’s Qualifying Termination and any accrued but unpaid vacation pay.

(b)

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Plan Administrator shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)

“Annual Target Bonus” means the annual bonus that a Participant is eligible to earn under the Company’s or any Affiliate’s annual cash incentive program assuming achievement of target-level performance on all metrics. Reductions in the Annual Target Bonus effected upon or following a Change in Control shall be disregarded for purposes of calculating amounts payable hereunder.

(d)	“Board” means the Board of Directors of the Company.

(e)

“Cause” shall mean: (i) employee’s continued failure, in the reasonable opinion of the Board, to perform one or more assigned duties or responsibilities to the Company or an Affiliate, such failure being evidenced by a written report submitted on behalf of the Company or an Affiliate to the Board so indicating failure and including a remedy or remedies reasonably satisfactory to the Board for correcting the asserted failure(s); (ii) failure to follow the lawful directives of employee’s manager(s), such failure being evidenced by a written report submitted by such manager(s) to the Board so indicating failure and including a remedy or remedies reasonably satisfactory to the Board; (iii) material violation of any Company or Affiliate policy; (iv) commission of any act of fraud, embezzlement, dishonesty or any other misconduct that has caused or is reasonably expected to result in material injury to the Company or an Affiliate; (v) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or an Affiliate or any other party to whom employee owes an obligation of nondisclosure as a result of the relationship with the Company or an Affiliate; (vi) material breach by employee of any obligations under any written agreement or covenant with the Company or an Affiliate; or (vii) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state.

(f)

“Change in Control” shall mean the occurrence of the Offer Acceptance Time, as such term is defined in the Agreement and Plan of Merger, dated as of September 16, 2019, among the Company, H. Lundbeck A/S and certain other parties (the “Merger Agreement”) or, if the Merger Agreement is terminated without the transactions contemplated thereby having been consummated, shall have the meaning set forth in the Company’s 2014 Equity Incentive Plan as in effect on the Restatement Effective Date. The definition of Change in Control is intended to conform to the definitions of “change in ownership of a corporation” and “change in ownership of a substantial portion of a corporation’s assets” provided in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii).

(g)

“Change in Control Termination” means a Participant’s Separation from Service due to (i) dismissal or discharge by the Company or an Affiliate for a reason other than death, disability, or Cause, or (ii) a Resignation for Good Reason, either of which occurs upon or within twelve (12) months following the effective date of a Change in Control (or, if later, following a Change in Control but prior to January 1, 2021). In no event will a Participant’s Separation from Service due to death, disability or Cause, or a resignation by a Participant without Good Reason, constitute a Change in Control Termination.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Common Stock” means the common stock of the Company.

(j)	“Company” means Alder BioPharmaceuticals, Inc. or, following a Change in Control, the surviving entity resulting from such event.

(k)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)	“Monthly Annual Target Bonus” means a Participant’s Annual Target Bonus, divided by 12.

(m)

“Monthly Base Salary” means the Participant’s annual base salary as in effect on the date of the Qualifying Termination (disregarding any reductions effected upon or following a Change in Control,), divided by 12.

(n)

“Non-Change in Control Termination” means a Participant’s dismissal or discharge by the Company or an Affiliate resulting in a Separation from Service, for a reason other than death, disability, or Cause, other than upon or within twelve (12) months following the effective date of a Change in Control (or, if later, following a Change in Control but prior to January 1, 2021). In no event will a Participant’s Separation from Service due to death, disability or Cause, or a resignation by a Participant for any reason, constitute a Non-Change in Control Termination.

(o)	“Participant” means each individual who is identified on Exhibit B hereto.

(p)

“Plan Administrator” means the Board or any committee of the Board duly authorized to administer the Plan. The Plan Administrator may be, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

(q)	“Qualifying Termination” means either a Change in Control Termination or a Non-Change in Control Termination.

(r)

“Resignation for Good Reason” means a Participant’s resignation from all positions the Participant then holds with the Company and its Affiliates, resulting in a Separation from Service, within thirty (30) days after the expiration of the cure period set forth below, provided the Participant has given the Plan Administrator written notice of the occurrence of any of the following events taken without the Participant’s written consent within thirty (30) days after the first occurrence of such event and the Company and its Affiliates have not cured such event, to the extent curable, within thirty (30) days thereafter: (1) a material reduction in the Participant’s annual base salary; (2) a material adverse change in Participant’s position causing such position to be of materially reduced status or responsibility (provided that the Company’s change from being a public entity to being a non-public entity owned by a non-U.S. parent will not, in and of itself, result in a material adverse change in a Participant’s position causing such position to be of materially reduced status or responsibility); (3) relocation of the Participant’s principal place of employment to a place that increases the Participant’s one-way commute by more than fifty (50) miles as compared to the Participant’s then-current principal place of employment immediately prior to such relocation; or (4) the failure of any successor-in-interest to assume a material obligation of the Company under this Plan or material written contractual obligation to Participant, which (in either case) adversely affects the Participant.

(s)	“Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.

(t)	“Severance Multiplier” means:

(1)	for a Participant who is the Chief Executive Officer of the Company at the time of the Qualifying Termination, twenty-four (24);

(2)	for a Participant who is not the Chief Executive Officer of the Company at the time of the Qualifying Termination but is employed at the level of Executive Vice President or above, eighteen (18);

(3)

for a Participant who is employed below the level of Executive Vice President (but at the level of Vice President or above), a minimum of nine (9), plus one (1) for each full year of employment with the Company or an Affiliate as of the date of the Qualifying Termination, up to a maximum of twelve (12).

(u)	“Severance Period” means a period of months commencing on the date of a Participant’s Qualifying Termination, with the number of months being equal to a Participant’s applicable Severance Multiplier.

(v)	“Stock Awards” means outstanding stock options and any other equity awards granted to a Participant from a Company plan.

(w)	“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law that requires advance notice to employees in the event of a closing or layoff.

3.	ELIGIBILITY FOR BENEFITS.

(a)

Eligibility; Exceptions to Benefits. Subject to the terms and conditions of the Plan, the Company (or the Participant’s employing Affiliate) will provide the benefits described in Section 4 to the affected Participant. The Plan does not provide for duplication (in whole or in part) of benefits with any other agreement or plan and any payments under this Plan shall be reduced by any severance benefit payable to Participant under any other Company or Affiliate plan, program or agreement. A Participant will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator, in its reasonable discretion:

(i)	The Participant’s employment is terminated by the Company, an Affiliate or the Participant for any reason other than a Qualifying Termination.

(ii)

The Participant has not entered into the Employee Proprietary Information and Inventions Agreement or any similar or successor document (the “Proprietary Information Agreement”). In connection with the restatement of the Plan effective as of the Restatement Effective Date, each Participant at the level of Executive Vice President and above who is a United States taxpayer shall be required to execute a revised Proprietary Information Agreement (in substantially the form of EXHIBIT A to the Plan) as a condition to participation in the amended and restated Plan (and otherwise such Participant’s rights shall be governed by the Prior Plan document).

(iii)	The Participant has failed to execute and allow to become effective the Release (as defined and described below) within sixty (60) days following the Participant’s Separation from Service.

(iv)

The Participant has failed to return all Company Property. For this purpose, “Company Property” means all paper and electronic Company and Affiliate documents (and all copies thereof) created and/or received by the Participant during his or her period of employment with the Company or any Affiliate and other Company or Affiliate materials and property that the Participant has in his or her possession or control, including, without limitation, Company and Affiliate files, correspondence, emails, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, without limitation, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company or any Affiliate (and all reproductions thereof, in whole or in part). As a condition to receiving benefits under the Plan, a Participant must not make or retain copies, reproductions or summaries of any such Company or Affiliate documents, materials or property and must make a diligent search to locate any such documents, property and information. If the Participant has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company or Affiliate confidential or proprietary data, materials or information, then within ten (10) business days after the Separation from Service, the Participant must provide the Company or an Affiliate with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems. However, a Participant is not required to return his or her personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company. A Participant’s failure to return Company Property that is neither confidential nor material, such as an identification badge or calling card, will not, in and of itself, disqualify such Participant from receiving benefits under the Plan; provided, that any such items of Company Property are subsequently returned to the Company upon request.

(v)

The Participant has failed to cooperate fully with the Company or an Affiliate in connection with its actual or contemplated defense, prosecution, or investigation of any existing or future litigation, arbitrations, mediations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which the Participant was employed by the Company or an Affiliate (including any period of employment with an entity acquired by the Company). Such cooperation includes, without limitation, being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and information to the Company and an Affiliate, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony. As a condition of receiving benefits under the Plan, the Participant must also promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by the Participant in connection with any such legal proceedings, unless the Participant is expressly prohibited by law from so doing. The Company will (A) make reasonable efforts to accommodate the Participant’s scheduling needs, (B) reimburse the Participant for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages, salary, or other compensation, except as set forth in subsection C below) within thirty (30) days after the Participant’s timely presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures, and (C) to the extent the Participant provides such cooperation following the later of the termination of Participant’s employment with the Company or an Affiliate or the last day of the Severance Period, will pay Participant for his or her time in providing such cooperation at a rate equivalent to a per diem based upon his or her base salary as in effect on the date of termination of Participant’s employment with the Company or an Affiliate.

(b)

Termination of Benefits. A Participant’s right to receive benefits under the Plan will terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits under the Plan, the Participant, without the prior written approval of the Plan Administrator:

(i)

willfully breaches a material provision of the Participant’s Proprietary Information Agreement and/or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition provision set forth in any other agreement between the Company (or an Affiliate) and a Participant (including, without limitation, the Participant’s employment agreement or offer letter) or under applicable law;

(ii)

encourages or solicits any of the then current employees of the Company or any Affiliate to leave the employ of the Company or any Affiliate for any reason or interferes in any other manner with employment relationships at the time existing between the Company or any Affiliate and their then current employees; or

(iii)

induces any of the Company’s or any Affiliate’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees, or other third party to terminate their existing business relationship with the Company or any Affiliate or interferes in any other manner with any existing business relationship between the Company of any Affiliate and any then current client, customer, supplier, vendor, distributor, licensor, licensee, or other third party.

4.

PAYMENTS & BENEFITS. Except as may otherwise be provided in the Participant’s offer letter or similar written agreement with the Company, in the event of a Qualifying Termination, the Company, directly or through an Affiliate, will pay the Participant the Accrued Amounts, if any, on the date of such Qualifying Termination. In addition, subject to Sections 5 and 6 and a Participant’s continued compliance with the provisions of any agreement with the Company or any Affiliate, including, without limitation, the Participant’s Proprietary Information Agreement, in the event of a Qualifying Termination, the Participant shall be entitled to the payments and benefits described in this Section 4, subject to the terms and conditions of the Plan.

(a)	Cash Severance.

(i)

Change in Control Termination. Upon a Change in Control Termination, the Participant will receive as severance an amount equal to the product of (i) the sum of the Participant’s Monthly Base Salary and Monthly Annual Target Bonus, and (ii) the Participant’s applicable Severance Multiplier (the “Change in Control Cash Severance”). The Change in Control Cash Severance will be paid in a single lump sum as soon as practicable following the Qualifying Termination, less all applicable withholdings and deductions; provided, however, that no payments will be made prior to the first business day to occur on or after the 60th day following the date of the Participant’s Qualifying Termination or later than the first business day to occur on or after the 75th day following the date of the Participant’s Qualifying Termination.

(ii)

Non-Change in Control Termination. Upon a Non-Change in Control Termination, the Participant will receive as severance an amount equal to the product of (i) the sum of the Participant’s Monthly Base Salary and Monthly Annual Target Bonus, and (ii) the Participant’s applicable Severance Multiplier (the “Non-Change in Control Cash Severance”). The Non-Change in Control Cash Severance will be paid in equal installments on the Company’s (or the Participant’s employing Affiliate) regular payroll schedule over the Severance Period commencing as soon as practicable following the Qualifying Termination, less all applicable withholdings and deductions; provided, however, that no payments will be made prior to the first business day to occur on or after the 60th day following the date of the Participant’s Qualifying Termination. On the first business day to occur on or after the 60th day following the date of the Participant’s Qualifying Termination, the Company (or the Participant’s employing Affiliate) will pay the Participant in a lump sum the Non-Change in Control Cash Severance that the Participant would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Section 409A of the Code and the effectiveness of the Release referenced in Section 5(a) below, with the balance of the Non-Change in Control Cash Severance being paid as originally scheduled.

(b)	COBRA Benefits.

(i)

If the Participant is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health, dental, or vision plan sponsored by the Company or an Affiliate, the Company (or the Participant’s employing Affiliate) will pay, as and when due directly to the COBRA carrier, the COBRA premiums necessary to continue the COBRA coverage for the Participant and his or her eligible dependents until the earliest to occur of (i) the end of the applicable Severance Period, (ii) the date on which the Participant becomes eligible for coverage under the group health insurance plans of a subsequent employer, and (iii) the date on which the Participant is no longer eligible for continuation coverage under COBRA (such period from the date of the Qualifying Termination through the earliest of (i) through (iii), the “COBRA Payment Period”). In the case of self-insured plans, the benefit described in this Section 4(b)(i) may be provided through continued participation in the applicable plan at active employee rates.

(ii)

Notwithstanding the foregoing, if at any time the Company (or the Participant’s employing Affiliate) determines, in its sole discretion, that the payment of COBRA premiums or the provision of benefits hereunder is likely to result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay the Participant, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and deductions. To the extent applicable, on the first business day to occur on or after the 60th day following the date of the Participant’s Qualifying Termination, the Company (or the Participant’s employing Affiliate) will make the first payment under this Section 4(b)(ii) in a lump sum equal to the aggregate amount of payments that the Company (or the Participant’s employing Affiliate) would have paid through such date had such payments commenced on the Separation from Service through such 60th day, with the balance of the payments paid thereafter on the original schedule. The Participant may, but is not obligated to, use such payments toward the cost of COBRA premiums.

(iii)

If the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the applicable Severance Period, the Participant must immediately notify the Company (or the

Participant’s employing Affiliate) of such event, and all payments and obligations under this section 4(b) will cease. For purposes of this Section 4(b), references to COBRA also refer to analogous provisions of state law. Any applicable insurance premiums that are paid by the Company (or the Participant’s employing Affiliate) will not include any amounts payable by the Participant under a Code Section 125 health care reimbursement plan, which are the sole responsibility of the Participant.

(iv)

With respect to a Participant who is the Chief Executive Officer of the Company, in the event that immediately prior to the end of the 18 month period following the Participant’s Qualifying Termination, the Participant is still receiving continuation coverage under COBRA, the Company shall continue to pay to the Participant, on the same payment schedule, for an additional 6 months, a monthly amount equal to the monthly COBRA premium paid immediately prior to the end of the 18 month period on behalf of the Chief Executive Officer and his eligible dependents (regardless of continuing COBRA eligibility).

(c)	Accelerated Vesting.

(i)

Change in Control. The vesting and exercisability (if applicable) of outstanding and unvested Stock Awards that are held by a Participant on the effective date of the Change in Control will accelerate and become fully vested upon any of the following events: (i) any Stock Awards that do not remain in effect and are not assumed or substituted with similarly equivalent options, restricted stock, stock appreciation rights, restricted stock units or the like immediately following the closing of a Change in Control shall become fully vested immediately prior to the Change in Control; (ii) if within one year following the closing of a Change of Control there is a Change in Control Termination for a Participant, such Stock Awards shall become fully vested immediately prior to such Change in Control Termination, and (iii) if the Participant is the Chief Executive Officer and remains an employee of the Company (or the Participant’s employing Affiliate) or its successor such Stock Awards shall become fully vested on the one-year anniversary of the closing of a Change in Control.

5.	CONDITIONS AND LIMITATIONS ON BENEFITS.

(a)

Release. To be eligible to receive any benefits under the Plan, a Participant must sign a general waiver and release in substantially the form used by the Company (or the Participant’s employing Affiliate) from time to time.

(b)

Prior Agreements; Certain Reductions. The Plan Administrator will reduce a Participant’s benefits under the Plan by any other statutory severance obligations or contractual severance benefits, paid garden leave for employees outside of the United States, obligations for pay and/or benefits in lieu of notice (including, but not limited to, compensation and benefits in lieu of notice under the WARN Act), compensation and benefits provided pursuant to the WARN Act covering any period between the date a Participant receives a WARN notice and the date of the Participant’s Qualifying Termination during which time the Participant has been released from active service (the “Leave Period”), or any other similar benefits payable to the Participant by the Company or an Affiliate that are due in connection with the Participant’s Qualifying Termination and that are in the same form as the benefits provided under the Plan (e.g., equity award vesting credit). Without limitation, this reduction includes a reduction for any benefits required pursuant to (i) any applicable legal requirement, including, without limitation, by the amount of compensation paid and the cost of benefits provided by the Company either in lieu of notice or during a Leave Period under the WARN Act, (ii) a written employment, severance or equity award agreement with the Company or an Affiliate, (iii) any Company or Affiliate policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment, and (iv) any required salary continuation, notice pay, statutory severance payment, or other payments either required by local law, or owed pursuant to a collective labor agreement, as a result of the termination of the Participant’s employment. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual and collective agreement obligations of the Company and its Affiliates in respect of the form of benefits provided under the Plan that may arise out of a Qualifying Termination, and the Plan Administrator will so construe and implement the terms of the Plan. Reductions may be applied on a retroactive basis, with benefits previously provided being re-characterized as benefits pursuant to the Company’s or an Affiliate’s statutory or other contractual obligations. The payments pursuant to the Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or employee welfare benefits to which a Participant may be entitled for the period ending with the Participant’s Qualifying Termination.

(c)

Mitigation. Except as otherwise specifically provided in the Plan, a Participant will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company (or the Participant’s employing Affiliate) (except as provided for in Section 5(b)).

(d)

Indebtedness of Participants. To the extent permitted under applicable law, if a Participant is indebted to the Company or any Affiliate on the effective date of a Participant’s Qualifying Termination, the Company and its Affiliates reserve the right to offset the payment of any benefits under the Plan by the amount of such indebtedness. Such offset will be made in accordance with all applicable laws. The Participant’s execution of any notice or acceptance of participation in this Plan constitutes knowing written consent to the foregoing.

(e)	Parachute Payments.

(i)

Except as otherwise expressly provided in an agreement between a Participant and the Company or an Affiliate, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount ((A) or (B)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Participant. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are “deferred compensation.” In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s applicable type of stock award (i.e., earliest granted stock awards are cancelled last). If Section 409A of the Code is not applicable by law to a Participant, the Company will determine whether any similar law in the Participant’s jurisdiction applies and should be taken into account.

(ii)

The professional firm engaged by the Company for purposes of making determinations regarding parachute payments within the meaning of Section 280G of the Code as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5(e). If the professional firm so engaged by the Company is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.

6.	TAX MATTERS.

(a)

Application of Code Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Participant’s termination of employment with the Company or an Affiliate, the Participant is a “specified employee” as defined in Section 409A of the Code and the applicable guidance and regulations thereunder (collectively, “Section 409A”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company (or the Participant’s employing Affiliate) will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Participant) until the first business day to occur following the date that is six (6) months following Participant’s termination of employment with the Company (or the Participant’s employing Affiliate) (or the earliest date as is permitted under Section 409A); and (ii) if any other payments of money or other benefits due to Participant hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. In the event that payments under the Plan are deferred pursuant to this Section 6 in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified under this Section 6 without any interest thereon. The Company shall consult with Participant in good faith regarding the implementation of this Section 6; provided, that neither the Company, any Affiliate nor any of its employees or representatives shall have any liability to Participant with respect thereto. Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. For purposes of Section 409A, each payment made under the Plan shall be designated as a “separate payment” within the meaning of the Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to the Plan does not constitute a “deferral of compensation” within the meaning of Section 409A, (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to a Participant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to a Participant in any other calendar year; (B) the reimbursements for expenses for which a Participant is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(b)

Withholding. All payments and benefits under the Plan will be subject to all applicable deductions and withholdings, including, without limitation, obligations to withhold for federal, state, provincial, foreign and local income and employment taxes.

(c)

Tax Advice. By becoming a Participant in the Plan, the Participant agrees to review with the Participant’s own tax advisors the federal, state, provincial, local, and foreign tax consequences of participation in the Plan. The Participant will rely solely on such advisors and not on any statements or representations of the Company, any Affiliate or any of its agents. The Participant understands that Participant (and not the Company or any Affiliate) will be responsible for his or her own tax liability that may arise as a result of becoming a Participant in the Plan.

7.

REEMPLOYMENT. In the event of a Participant’s reemployment by the Company of an Affiliate during the period of time in respect of which severance benefits have been provided (that is, benefits as a result of a Qualifying Termination), the Company or the Participant’s employing Affiliate, in its sole and absolute discretion, may require such Participant to repay to the Company or an Affiliate all or a portion of such severance benefits as a condition of reemployment.

8.

CLAWBACK; RECOVERY. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company or an Affiliate is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the

Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to Resignation for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company or any Affiliate.

9.	RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a)

Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b)

Amendment or Termination. The Company reserves the right to amend or terminate the Plan or the benefits provided hereunder at any time; provided, however, that (1) the changes to the definition of Severance Multiplier put in place on the Restatement Effective Date shall remain in effect until at least January 1, 2021 (following which date the previous definition of Severance Multiplier may be reverted to for future terminations of employment) and (2) except as described in clause (1) above, no such amendment or termination will apply to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan will be in writing and executed by a duly authorized officer of the Company.

10.	NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or any Affiliate or (ii) to interfere with the right of the Company or an Affiliate to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

11.	ERISA; LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of Washington. A statement of ERISA rights, and other Plan information is set forth in EXHIBIT C attached hereto and incorporated by reference.

12.	GENERAL PROVISIONS.

(a)

Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of the Plan will be in writing and will be deemed given when delivered personally, when received electronically (including email addressed to the Participant’s Company email account and to the Company email account of the Company’s Chief Executive Officer), or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section III(d) of EXHIBIT C, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b)

Transfer and Assignment. The rights and obligations of a Participant under the Plan may not be transferred or assigned without the prior written consent of the Company. The Plan will be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c)

Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan. The rights granted to the parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(d)

Severability. Should any provision of the Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

(e)	Section Headings. Section headings in the Plan are included only for convenience of reference and will not be considered part of the Plan for any other purpose.

EXHIBIT A

Acceptance Agreement and Amended and Restated Proprietary Information and Inventions Agreement

The undersigned hereby agrees that the terms of the Alder BioPharmaceuticals, Inc. Executive Severance Benefit Plan, as amended and restated effective October 18, 2019, govern the undersigned’s rights under the Alder BioPharmaceuticals, Inc. Executive Severance Benefit Plan and that the terms of any prior version of the plan do not apply to the undersigned. The undersigned further acknowledges that the undersigned has executed as of the date hereof that certain Amended and Restated Proprietary Information and Inventions Agreement and agrees to be bound by the terms of such agreement.

PARTICIPANT:

(Signature)

EXHIBIT B

Robert	Azelby	President and Chief Executive Officer
Paul	Streck	Chief Medical Officer
James	Bucher	Executive Vice President & General Counsel
Jeffrey	Smith	Managing Director, Alder BioPharmaceuticals Limited
Erin	Lavelle	Chief Operating Officer
Randal	Hassler	Executive Vice President, Pharmaceutical Operations
Nadia	Dac	Chief Commercial Officer
Carlos	Campoy	Chief Financial Officer
Steven	Snapinn	Senior Vice President, Biometrics
Annette	Vahratian	Senior Vice President, Quality
Melissa	Yeager	Senior Vice President, Regulatory Affairs
Noel	O’Connor	Vice President, Commercial IT
Roger	Cady	Vice President, Neurology
Lahar	Mehta	Vice President, Clinical Development
Chris	Gish	Vice President, Sales
Barbara	Schaeffler	Vice President, Clinical Operations
Henning	Thorsen	Vice President, Commercial Operations
Gary Dixon	Terry, Jr.	Vice President, Compliance
León	Garcia-Martinez	Vice President, Target Biology
Angela	Willis	Vice President, Market Access
Joshua	Prabhakar	Vice President, Marketing
Dauphine	Barone	Vice President, Manufacturing Logistics
Ingrid	Simms	Vice President, Finance
Heather	Malcolm	Vice President, Human Resources
Mark	Thompson	Vice President, Information Technology Strategy
Kira	Misura	Vice President, Scientific Computing
Chris	Astle	Vice President, Financial Planning & Analysis

EXHIBIT C

MATTERS RELATED TO PLAN CLAIMS, ERISA RIGHTS AND OTHER INFORMATION

I.	CLAIMS, INQUIRIES AND APPEALS.

(a)

Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway South

Bothell, WA 98011

(b)

Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)	the specific reason or reasons for the denial;

(2)	references to the specific Plan provisions upon which the denial is based;

(3)	a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)

an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 9(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)

Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway South

Bothell, WA 98011

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)

Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)	the specific reason or reasons for the denial;

(2)	references to the specific Plan provisions upon which the denial is based;

(3)

a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)	a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)

Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)

Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 9(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section I(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to a Eligible

Employee’s claim or appeal within the relevant time limits specified in this Section 9, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

II.	BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

III.	OTHER PLAN INFORMATION.

(a)

Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 90-0134860. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is [                ].

(b)	Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c)	Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway South

Bothell, WA 98011

In addition, service of legal process may be made upon the Plan Administrator.

(d)	Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is:

Executive Vice President and General Counsel

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway South

Bothell, WA 98011

The Plan Sponsor’s and Plan Administrator’s telephone number is (425) 205-2900. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

IV.	STATEMENT OF ERISA RIGHTS.

Eligible Employees in this Plan (which is a welfare benefit plan sponsored by Alder BioPharmaceuticals, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a)	Receive Information About Your Plan and Benefits

(1)

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2)

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(3)	Receive a summary of the Plan’s annual financial report, if applicable; The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(b)

Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA

(c)

Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)

Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.